NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (Each representing five Ordinary Shares) (the 'ADSs') of Rinker Group Limited (the 'Company') from listing and registration on the Exchange at the opening of business on August 31, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of July 17, 2007, the Company had fewer than 600,000 publicly held ADSs as a result of a tender offer made by CEMEX Australia Pty Ltd, an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. The tender offer expired at 5:00 a.m., New York time on July 16, 2007. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange determined on July 17, 2007 that the ADSs of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. The Company was notified verbally on July 16, 2007 and by letter on July 23, 2007. 3. Pursuant to the above authorization, a press release was issued and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on July 17, 2007, of the suspension of trading in the ADSs. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period. The Exchange also notifies the Commission that as a result of the above indicated conditions these securities were suspended from trading on July 17, 2007.